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                                                                  EXHIBIT 10.6
                               EXECUTIVE OFFICER
                              EMPLOYMENT AGREEMENT


         THIS AGREEMENT, dated as of April 8, 1993, is between SYNERGEN, INC., a Delaware corporation (the "Company"), and Robert C. Thompson (the "Executive").

         1. Employment. The Company hereby agrees to employ the Executive and the Executive hereby accepts such employment upon the terms and conditions herein set forth.

         2.      Duties and Term.

                 (a) Unless earlier terminated pursuant to paragraph 3 below, the Executive shall be engaged as a full-time employee to act as the Company's Executive Vice President, Research and Clinical Affairs, and shall be subject to the instruction and control of the Company's Chief Executive Officer for a period of two years, commencing as of the date first written above (the "Commencement Date"). In such capacity, the Executive shall perform all duties incident to his office and all other duties that from time to time may be assigned to him by the Chief Executive Officer and are commensurate with the position held by the Executive. The Executive shall also serve as a Director of the Company until such time as he or the Company's stockholders otherwise elect. If the Executive ceases to be a Director, either at his or the Company's election, such change of status shall not, in and of itself, affect his status as Executive Vice President, Research and Clinical Affairs. Any such change of status shall not affect the Executive's base salary, nor shall it affect the two-year notice period and related salary continuation under the contract should the Executive be removed as, or not re-elected to the position of Director.

                 (b) The term of the Executive's employment as set forth in paragraph 2(a) above shall be automatically renewed for successive two-year periods unless terminated by the Company pursuant to paragraph 3 below, or unless the Company or the Executive provides to the other party not less than two years written notice prior to the expiration of the original or any renewal term hereof of its or his election to not renew the Executive's term of employment.

                 (c) So long as the Executive shall be an officer of the Company, the Executive shall be entitled to engage in any business activities not directly competitive, or appearing to cause a conflict of interest, in the determination of the Company's Board of Directors, with the interests or activities of the Company. During the Executive's employment with the Company, prior to engaging in any such business activities, the Executive shall provide to the Board of Directors his proposed business activities, in order to enable the Board of Directors to determine whether such proposed activities violate this paragraph 2(c). The Executive shall not be precluded from investing his personal or family assets in businesses which do not compete with the Company or whose securities are regularly traded in recognized securities markets, provided that such investments shall not result in his collectively owning beneficially at any time one percent or more of the equity securities of any corporation engaged in a business competitive to that of the Company.

         3. Early Termination. Notwithstanding the term of employment set forth in paragraph 2(a) above, the Executive's employment shall be earlier terminated as of the dates set forth below upon the occurrence of any of the following:
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                 (a)      Without Cause.  The Executive's employment shall
terminate without cause:

                          (i)     immediately in the event the Executive dies;
or

                          (ii)    upon 30 days' prior written notice to the
Executive (A) if the Executive becomes physically or mentally incapacitated or is injured so that he is unable to perform the services required of him hereunder and such inability to perform continues for a period in excess of six months and is continuing at the time of such notice; or (B) by action of the Board of Directors (the "Board") for any reason other than as set forth in paragraph 3(b) below. Notice of non-renewal or termination of this Agreement under paragraph 2(b) above shall not be considered early termination under this paragraph 3(a).

                          (iii)   The Executive's employment shall be deemed to
have been terminated pursuant to paragraph 3(a)(ii)(B) above if the Executive elects, at his sole discretion, to terminate such employment upon written notice to the Company within 30 days after the occurrence of any of the following: (A) the Executive, without his written consent, is removed from or is not re-elected to his present office or a position of comparable or higher authority during the term of this Agreement, or (B) the Executive's material duties, responsibilities or authorities in his present office are substantially reduced, or (C) in the event that (1) the Company sells all or substantially all of its assets, merges or consolidates (unless the Company is the survivor of any such transaction and controls the ultimate parent of the company it acquires), (2) the Company purchases 50% or more of its common stock held by non-affiliates immediately prior to such purchase, or (3) control of more than 50 percent of the Company's outstanding voting stock is acquired by a stockholder, or group of stockholders acting in concert. If any such event described in paragraph 3(a)(iii)(C) occurs, the 30-day election period shall be extended until such time as a new employment agreement is executed between the Company or the new controlling agent of the Company and the Executive on terms and conditions acceptable to the Executive.

                 (b) With Cause. The Executive's employment shall terminate for "Cause" upon notice of such termination to the Executive. For purposes of this Agreement, the Company shall have "Cause" to terminate its obligations hereunder upon (i) the Executive's material breach of paragraphs 2, 8, 9 or 10 hereof, or (ii) the Executive's having been convicted of a felony.

                 (c) Resignation. In the event that the Executive's employment is terminated pursuant to paragraphs 3(a) or 3(b) above, the Executive shall resign (or may be deemed by the Company to have resigned) from all of his positions with the Company.

         4.      Compensation.

                 (a) For services rendered under this Agreement, the Company shall pay the Executive as salary, beginning on the Commencement Date, $203,500 per annum (the "Salary"), payable (after deduction of applicable payroll taxes) in equal installments according to the Company's usual schedule for payment of its employees. The Chief Executive Officer, the Board or the Compensation Committee thereof, may review the Executive's compensation from time to time and make any increases, approved by the Board, that the Chief Executive Officer, Board or Compensation Committee thereof determines are merited, consistent with the Company's





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compensation policies.  Pursuant to such procedure, the Executive's Salary was increased to $215,000 per annum effective September 1, 1993. Notwithstanding the Salary specified above, the Executive has voluntarily agreed that his salary shall be $185,000 per annum until such time as he and the Company shall otherwise agree. All references in this Agreement to "Salary" shall refer to the Salary specified above (or as subsequently increased) and not to the voluntarily reduced salary level.

                 (b) The Executive or his personal representative shall continue to receive the Salary at the level in effect on the date of termination, payable periodically (after deduction of applicable payroll taxes) as provided in paragraph 4(a), through the date which is two years from the date on which the Executive's employment is terminated pursuant to paragraphs 3(a)(i), 3(a)(ii)(B) or 3(a)(iii) above. No offset shall be made against the payments due to the Executive as a result of the Executive obtaining other employment during the period during which payments are received under this subparagraph 4(b).

                 (c) If the Executive's employment is terminated by reason of disability pursuant to paragraph 3(a)(ii)(A) above, the Executive shall receive severance pay at the rate of 75% of the Salary level in effect on the date of termination, through the date which is two years from the date of such termination, reduced by applicable payroll taxes and further reduced by the amount received by the Executive during such period under any Company-maintained disability insurance policy or plan or under Social Security or similar laws. Such severance payments shall be paid periodically to the Executive as provided in paragraph 4(a) for the payment of salary. The Company shall not offset against any payments made under this paragraph 4(c) any direct or indirect compensation received by the Executive from a subsequent employer. Receipt of payments under this paragraph 4(c) shall not limit the Executive's rights under any Company-maintained long-term disability program.

                 (d) If the Executive's employment is terminated for Cause pursuant to paragraph 3(b) above, the Executive shall receive no severance pay.

                 (e) In addition to salary payments under paragraph 4(a) above, the Executive shall be eligible for and participate in such fringe benefits as shall be generally provided to executives of the Company, including incentive compensation, health insurance, stock plans and retirement programs which may be in effect during the term hereof. The Executive shall not be entitled, however, to receive any new stock bonus, stock option or other incentive stock compensation under any employee stock plan unless the Board shall specifically so provide by written resolution. Nothing herein contained shall be deemed to preclude the Board from granting such additional compensation or benefits to the Executive as it may in its sole discretion determine.

                 (f) If the Company pays any amount to the Executive under this Agreement or under any other plan or arrangement (a "Benefit") that is ultimately determined to be a "parachute payment" under section 280G of the Internal Revenue Code of 1986, as amended, (the "Code"), and such payment is determined to be an "excess parachute payment" within the meaning of sections 4999 and 280G of the Code (an "Excess Parachute Payment") subject to tax under section 4999 of the Code ("Parachute Tax"), then the Company shall pay, in direct payments to the Executive, withholding deposits or a combination thereof (at the proper time for payment of withholding





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deposits and not less than 10 days prior to the date on which the Executive must make payment to the relevant taxing authorities, as applicable, but in no event later than the end of the Executive's taxable year during which the benefit is paid or conferred), an amount such that, after payment of (a) a Parachute Tax on the Benefit and (b) all Parachute Taxes, federal, state and local income taxes and applicable statutory penalties and interest attributable to the amounts described in clauses (a) and (b), the Executive will be left with a net Benefit equal to the Benefit that he would have had if the Benefit had not given rise to any Parachute Tax.

         5. Sick Leave and Vacation. During the Executive's employment under this Agreement, the Executive shall be entitled to sick leave and annual vacation consistent with the Company's customary sick leave and vacation policies.

         6. Expenses. During the term of this Agreement, the Company shall reimburse the Executive for all reasonable out-of-pocket expenses incurred by the Executive in connection with the business of the Company and in performance of his duties under this Agreement upon the Executive's presentation to the Company of an itemized accounting of such expenses with reasonable supporting data.

         7. Representations. The Executive hereby represents to the Company that (a) he is legally entitled to enter into this Agreement and to perform the services contemplated herein, and (b) he has the full right, power and authority, subject to no rights of third parties, to grant to the Company the rights contemplated by paragraph 9 hereof.

         8.      Disclosure of Information.

                 (a) The Executive recognizes and acknowledges that the Company's trade secrets, know-how and proprietary information as they may exist from time to time, as well as the Company's confidential business plans and financial data are valuable, special and unique assets of the Company's business, access to and knowledge of which are essential to the performance of the Executive's duties hereunder. Except as provided in paragraph (b) below, the Executive shall not, during or after the term of his employment by the Company, in whole or in part, disclose such trade secrets, know-how, proprietary information, business plans or financial data to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, nor shall the Executive make use of any Company-owned property for his own purposes or for the benefit of any person, firm, corporation or other entity (except the Company) under any circumstances during or after the term of his employment. These restrictions shall not apply to scientific or other publications approved for disclosure under the Company's usual procedures. These restrictions also shall not apply to such trade secrets, know-how and proprietary information which the Executive can establish by competent proof:

                          (i)     were known, other than under binder of
secrecy, to the Executive prior to his employment by the Company;

                          (ii)    have passed into the public domain prior to
or after their development by or for the Company, other than through acts or omissions attributable to the Executive; or





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                          (iii)   were subsequently obtained, other than under
binder of secrecy, from a third party not acquiring the information under an obligation of confidentiality from the disclosing party.

                 (b) Upon termination of his employment hereunder, the Executive shall promptly turn over to the Company all originals and copies which he may have of any of the Company's confidential information described in this paragraph.

         9. Intellectual Property. The Executive hereby sells, transfers and assigns to the Company, or to any person or entity designated by the Company, the entire right, title and interest of the Executive in and to all inventions, ideas, discoveries and improvements, whether patented or unpatented, and material subject to copyright, made or conceived by the Executive, solely or jointly, during the term hereof or of any predecessor agreements, which arise out of research conducted by, for or under the direction of the Company, whether or not conducted at the Company's facilities, or which relate to methods, apparatuses, designs, products, processes or devices, sold, leased, used or under consideration or development by the Company. The Executive further acknowledges that all copyrightable materials developed or produced by the Executive within the scope of his employment constitute works made for hire. The Executive shall communicate promptly and disclose to the Company, in such form as the Company may reasonably request, all information, details and data pertaining to any such inventions, ideas, discoveries and improvements; and the Executive shall execute and deliver to the Company such formal transfers and assignments and such other papers and documents and shall give such testimony as may be necessary or required of the Executive to permit the Company or any person or entity designated by the Company to file and prosecute patent applications and, as to material subject to copyright, to obtain copyrights thereof.

         10.     Covenants Not to Compete or Interfere.

                 (a) During the term of this Agreement and for as long thereafter as may be provided in paragraph 10(b) below, the Executive shall not engage in any enterprise (whether as an officer, director, owner, employee, partner, consultant, advisor or other direct or indirect participant, except as permitted by paragraph 2(c) above) whose business is directed at the commercial exploitation of therapeutic products derived from recombinant DNA technology that are reasonably anticipated to be directly competitive with the Company's products and that embody or would infringe upon any of the Company's confidential information or intellectual property. This Agreement shall not be construed to restrict the Executive's right to be employed as a faculty member of any university or employee of any non-profit agency or foundation after any termination of this Agreement where this covenant not to compete shall continue to be in effect. During the period in which this covenant not to compete is in effect and for a period of one year thereafter, the Executive also shall not interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Company and any of the Company's customers, suppliers, lessors, lessees, employees, consultants, research partners or investors.

                 (b) If this Agreement is terminated pursuant to paragraph 3(b) above, the Executive's covenant not to compete shall continue in effect for one year after the effective date of such termination. If this Agreement is terminated pursuant to paragraph 3(a) above, the Executive's covenant not to compete shall continue in effect until the date which is two years after the effective





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date of the termination in consideration of the severance payments to be paid hereunder; provided, however, if the Executive sends notice in writing to the Company of the Executive's election to forego receipt of severance payments provided for in paragraphs 4(b) and (c) above, this covenant not to compete shall terminate upon the date of the Executive's election.

                 (c) It is the desire and intent of the parties that the provisions of this paragraph 10 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular subparagraph or portion of this paragraph 10 shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of this paragraph in the particular jurisdiction in which such adjudication is made.

         11. Injunctive Relief. If there is a breach or threatened breach of the provisions of paragraphs 8, 9 or 10 of this Agreement, the Company shall be entitled to an injunction, without bond, restraining the Executive from such breach. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies for such breach or threatened breach.

         12. Notices. Any notice required or permitted to be given under this Agreement to the Executive shall be sufficient if in writing and if sent by certified or registered mail to his residence, or in the case of the Company, to the Chief Executive Officer, 1885 33rd Street, Boulder, Colorado 80301, or to such other officers or addresses as the Company shall designate from time to time in writing to the Executive. Any such notice shall be effective on the earlier of (a) the date on which it is personally delivered, or (b) three days after it is deposited in the United States mail, postage prepaid.

         13. Waiver of Breach. A waiver by the Company or the Executive of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the other party.

         14. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Colorado.

         15. Assignment. Subject to the other terms hereof, this Agreement may be assigned, without the consent of the Executive, by the Company to any person, partnership, corporation or other entity which succeeds to the business of the Company or which has purchased substantially all the assets of the Company, provided such assignee is capable of assuming and assumes all the liabilities of the Company hereunder. No such assignment shall relieve the Company of its obligations hereunder.

         16. Entire Agreement. This instrument contains the entire agreement of the parties and supersedes all prior employment agreements between the Executive and the Company or any of its predecessors. This Agreement may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.





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         IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

SYNERGEN, INC.                          EXECUTIVE:



By: /s/ LARRY SOLL                      By: /s/ ROBERT C. THOMPSON
    ----------------------------------      -----------------------------------
    Larry Soll                              Robert C. Thompson
    Chief Executive Officer and             Executive Vice President,
    Chairman of the Board of Directors      Research and Clinical Affairs


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            ADDENDUM NO. 1 TO EXECUTIVE OFFICER EMPLOYMENT AGREEMENT



        Reference is made to the Executive Officer Employment Agreement (the "Agreement") dated as of April 8, 1993 between SYNERGEN, INC., a Delaware corporation (the "Company") and ROBERT C. THOMPSON (the "Executive"). All capitalized terms shall have the meaning given to them in the Agreement, unless otherwise defined herein.

        WHEREAS, the Company has determined that in order to retain key personnel during the present business environment for the Company, that certain changes in the compensation of such key personnel are in the best interest of the Company;

        NOW THEREFORE, the parties hereto have agreed to amend the Agreement as set forth below:

        1.             Payment Upon Change in Control or Strategic Transaction.

                       (a)           If, within twelve (12) months of the
date hereof, there occurs either (i) a Change in Control of the Company (as defined below) or (ii) the Company enters into a Strategic Transaction (as defined below) with a third party, a lump sum, one time payment equal to the Executive's annual Salary at such time shall be made to the Executive upon such Change in Control or Strategic Transaction; provided that the payment shall be made in cash in the event of a Change in Control transaction or, at the option of the Board, in cash or Synergen Common Stock in the event of a Strategic Transaction.

                       (b) For purposes hereof, Change in Control shall mean (i) the occurrence of any of the events specified in Section 3(a)(iii)(C) of the Agreement or (ii) a change in the composition of the Board of Directors of the Company, as a result of which fewer than a majority of the directors are Incumbent Directors. For purposes hereof, "Incumbent Directors" shall mean directors who either (A) are directors of the Company as of the date hereof, of (B) are elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination.

                       (c) For purposes hereof, the definition of Strategic Transaction shall mean an arrangement which provides an investment in the Company (by way of purchase of equity, research funding, license fees, milestone payments, or otherwise) to satisfy the cash needs of the Company for a period of at least two (2) years of funding as approved by the Board.

                       (d) The parties hereto acknowledge and agree that any payment made to the Executive hereunder shall be a "Benefit" as defined in Section 4(f) of the Agreement and subject to the provisions thereof.

        2.             Acceleration of Stock Options.

                       (a) Upon a Change in Control of the Company, all options to purchase Company Common Stock held by the Executive shall become accelerated and fully vested,
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notwithstanding anything to the contrary in any other agreements relating thereto, and regardless of whether or not such options are assumed in such Change in Control transaction.

                              (b)            Notwithstanding anything in
Section 2(a) above to the contrary, any such acceleration in vesting of stock options held by the Executive shall be subject to the favorable opinion of the independent public accountants to the Company that such acceleration would not adversely affect the likelihood of receiving "pooling of interest" accounting treatment in the event that obtaining such accounting treatment is a condition to consummating such Change in Control transaction.

                              (c)            The parties hereto acknowledge
and agree that any such acceleration of vesting as provided hereunder shall be a "Benefit" as defined in Section 4(f) of the Agreement and subject to the provisions thereof.

               3.             Extension of Certain Benefits.   For the duration
of any period during which the Executive is entitled to receive his Salary pursuant to Section 4(b) of the Agreement, the Executive shall receive 100 percent Company-paid health, dental and life insurance coverage as provided to such Executive immediately prior to the Executive's termination. If such coverage included the Executive's dependents immediately prior to the Executive's termination, such dependents shall also be covered at Company expense.

               4. Additional Deemed Termination. In addition to the events described in Section 3(a)(iii)(C) of the Agreement, the Executive's employment shall be, at such Executive's election, deemed to have been terminated pursuant to Section 3(a)(ii)(B) if a material change occurs in the ability of existing management, including Executive, to direct the scientific and strategic direction of the Company.

               5.             Sole Changes to Agreement.   The Agreement has
been amended pursuant to Section 16 thereof and all other terms and provisions of the Agreement, other than those specifically amended by the terms hereof, remain in full force and effect.

               IN WITNESS WHEREOF, the parties have executed this Addendum No. 1 to the Agreement as of October 26, 1994.


SYNERGEN, INC.                                 EXECUTIVE:


By: /s/ GREGORY B. ABBOTT                      By: /s/ ROBERT C. THOMPSON
    ------------------------                       -------------------------

Name: Gregory B. Abbott                        Name: Robert C. Thompson
      ----------------------                         -----------------------

Title: President and Chief Executive           Title: Executive Vice President,
       Officer                                        Research and Clinical
       -----------------------------                  Affairs
                                                      ------------------------